                                                                   EXHIBIT 10.27

                   AMENDMENT AND ASSIGNMENT OF LEASE, RELEASE,
                            AND ASSUMPTION AGREEMENT

         This Amendment and Assignment of Lease, Release, and Assumption Agreement (the "Assignment"), which is dated for reference purposes only on December 20, 2002 (the "Reference Date"), between and among INTRABIOTICS PHARMACEUTICALS, INC., a Delaware corporation ("Assignor"), POLYFUEL, INC., a __________________ ("Assignee"), and 1245 TERRA BELLA PARTNERS, LLC, a California limited liability company ("Landlord"), who agree as follows:

                                    RECITALS

         A. Landlord, as landlord, and Assignor, as tenant, are parties to that certain LEASE, dated April 30, 1997 (the "Lease"). A copy of the Lease is attached hereto as Exhibit "A." All capitalized terms not otherwise defined in this Assignment Agreement shall have the meanings set forth in the Lease.

         B. Under the terms of the Lease, Assignor has leased from Landlord that certain real property situated in the City of Mountain View, County of Santa Clara, State of California, as presently improved with one (1) building(s) containing approximately fifteen thousand six hundred fifty (15,650) square feet, commonly known as 1245 Terra Bella Avenue, and more particularly described in the Lease (the "Premises").

         C. , Assignor desires to assign to Assignee all of Assignor's right, title, and interest in and to the Lease and the Premises, and Assignee desires to accept such assignment and to assume all of Assignor's duties and obligations under the Lease, on the terms and conditions set forth in this Assignment Agreement.

         D. In connection with Assignor's contemplated surrender of possession of the Real Premises, Assignor applied to the City of Mountain View, California for letter certifying site closure on the Premises consistent with applicable law (the "Site Closure").

         E. In addition to assignment of the Lease, Assignor has agreed to sell, and Assignee has agreed to purchase, personal property owned by Assignor that is located in, on, or about the Property consisting of that equipment (excluding IT equipment), furniture, laboratory improvements, fixtures and utility systems described in Exhibit. "B", which is attached hereto, and incorporated herein by reference (collectively the "Personal Property").

                                    AGREEMENT

         1.       The Closing Date; Conditions Precedent.

                  1.1 Closing Date. Subject to satisfaction of all of the Conditions Precedent (defined below), the transactions contemplated in this Assignment Agreement shall close within one business day of the last to occur of the following dates (the "Closing Date"): (i) the date of issuance of the Site Closure; (ii) the date that Assignor formally tenders possession of the Premises to Assignee; provided, however, that, if the Closing Date shall not have occurred on or before February 15, 2003 (the "Outside Delivery Date"), then Assignee, in Assignee's sole election, may terminate this Assignment Agreement by providing written notice thereof to Assignor and Landlord within three (3) business days of the Outside Delivery Date; or (iii) December 31, 2002 with rent from Assignee starting no sooner than January 1, 2003. If this Assignment Agreement shall be terminated by Assignee in accordance with this paragraph, then any rent or other consideration, together with any Security Deposit, previously delivered by any party to this Assignment Agreement to another in accordance with the terms of this Assignment Agreement shall be promptly refunded (or returned) to the delivering party.

                  1.2 Conditions Precedent. The Closing shall be conditioned on satisfaction of each of the following conditions ("Conditions Precedent"):

                           1.2.1    The Closing Date shall have occurred;

                           1.2.2    Assignor shall have received the Site
Closure;

                           1.2.3    Assignor shall have paid the Landlord
Consideration (defined below);

                           1.2.4    Assignor shall have issued the Warrant
(defined below);

                           1.2.5    Assignee shall have paid the Personal
Property Consideration (defined below);

                           1.2.6    Assignee shall have delivered the New
Security Deposit (defined below);

                           1.2.7    Landlord shall have returned the Old
Security Deposit (defined below); and

                           1.2.8    Assignee shall be satisfied, in the exercise
of its reasonable discretion, that the building systems within the Premises are in good operating condition and repair

         2. Purchase of Personal Property. On the Closing Date and subject to satisfaction of the Conditions Precedent, Assignee shall pay to Assignor, cash, or equivalent, in the amount of four hundred and ten thousand dollars and no cents ($410,000.00), in full payment for all of the Personal Property (the "Personal Property Consideration"). Simultaneous with delivery by Assignee of the Personal Property Consideration, Assignor shall deliver to Assignee a fully executed Bill of Sale for the Personal Property in substantially the form attached hereto as Exhibit "C" (the "Bill of Sale"). Assignee shall be responsible for, and shall indemnify and hold harmless Assignor against, all California sales taxes (if any) due as the result of the sale of the Personal Property. Assignor agrees to assist Assignee in claiming any applicable exemption for occasional sales under California Revenue and Taxation Code
Section 6006.5(a).

         3. Payment of Landlord Consideration and Warrant. For and in consideration of Landlord entering into this Agreement and consenting to the amendment of the Lease contained herein, on the Closing Date and subject to satisfaction of the Conditions Precedent:

                  3.1 Assignor shall pay Landlord cash in the amount of fifty-five thousand dollars ($55,000) (the "Landlord Consideration"); and

                  3.2 Assignor shall issue to Landlord a warrant (the "Warrant") for 50,000 shares of common stock of Assignor in the form of "D" attached hereto.

         4. Amendment of Lease. Subject to satisfaction of the Conditions Precedent, Landlord, Assignor, and Assignee hereby agree that effective on the Closing Date, the Lease shall be, and hereby is, amended as follows:

                  4.1 References. Paragraph 1.1 of the Lease (References), is amended as follows

                           4.1.1    That portion of Paragraph 1.1 captioned
"Tenant's Address for Notice: After Commencement Date:" is amended to state, in its entirety, as follows:

                  "TENANT'S ADDRESS FOR NOTICE:   POLYFUEL, INC.
                  AFTER COMMENCEMENT DATE:        1245 Terra Bella Avenue
                                                  Mountain View, CA  94043
                                                  Attn: Dan Saccani"

                           4.1.2    That portion of Paragraph 1.1 captioned
"Term" is amended to state, in its entirety, as follows:

                  "TERM:                          "Approx. 101 1/2 months"

                           4.1.3    That portion of Paragraph 1.1 captioned
"Lease Expiration Date" is amended to state, in its entirety, as follows:

                  "LEASE EXPIRATION DATE:         December 31, 2005, unless
                                                  earlier terminated by
                                                  Landlord in accordance with
                                                  the terms of this Lease."

                           4.1.4    That portion of Paragraph 1.1 captioned
"Tenant's Security Deposit" is amended to state, in its entirety, as follows:

                  "TENANT'S SECURITY DEPOSIT:     $175,000 in a Letter of Credit
                                                  (See Section 3.7)"

                           4.1.5    That portion of Paragraph 1.1 captioned
"Base Monthly Rent" is amended to state, in its entirety, as follows:

                  "BASE MONTHLY RENT:             The term "Base Monthly
                                                  Rent" shall mean the
                                                  following:

MONTH                  RENT
-----                  ----
01-12             $  26,605.00
13-24             $  27,669.00
25-36             $  28,776.00
37-48             $  29,927.00
49-60             $  31,124.00
61-72             $  32,369.00
73-84             $  33,664.00
85-96             $  39,125.00
97-101 1/2        $  40,298.75

                           4.1.6    That portion of Paragraph 1.1 captioned
"Use" is amended to state, in its entirety, as follows:

                  "USE: Office and Research and Development, including, without limitation, biotechnology / pharmaceutical and chemical research & development, manufacturing, warehousing, and other related legal uses"

                  4.2 Surrender of Possession. Paragraph 2.6 of the Lease (Surrender of Possession) is amended as follows:

                           4.2.1    Lines 5 through 7 of Paragraph 2.6 are
amended as follows:

                  "in the same condition, broom clean, as existed at the Lease Commencement Date, reasonable wear and tear excepted."

                  shall be replaced with the following:

                  "in the same condition, broom clean, as existed on the Closing Date [as defined in this Assignment Agreement], reasonable wear and tear excepted."

                           4.2.2    Lines 15 through 24 of Paragraph 2.6 are
amended to delete the following:

                  "to the extent such Improvement Work relates to non-specialized improvements or alterations shown on the plans and specifications approved by Landlord and having general utility to other users. However, to the extent the Improvement Work relates to specialized improvements installed on Tenant's behalf, such improvements shall remain on the Leased Premises upon expiration or prior termination of this Lease unless Landlord elects to require that Tenant at its sole cost remove such improvements, in which event Tenant shall remove such improvements and shall repair all damage caused by such removal. Landlord agrees upon specific written request by Tenant at the time Tenant shall submit its final improvement drawings for approval by Landlord to notify Tenant in writing which such Improvement Work Landlord will require Tenant to remove from the Premises upon expiration of the Lease Term pursuant to the foregoing"

                  4.3 Additional Rent. Paragraph 3.2 of the Lease (Additional Rent) is amended as follows:

                           4.3.1    Subparagraph 3.2(a)(i) of the Lease is
amended to state, in its entirety, as follows:

                  "(i)     Landlord may forward invoices or bills for such
                  expenses to Tenant, and Tenant shall, not later than the last to occur of the following dates: (i) thirty (30) days following receipt by Tenant of the invoice; or (ii) ten (10) days prior to the due date for such invoice, pay such invoices or bills and deliver satisfactory evidence of such payment to Landlord, and/or"

                           4.3.2    Subparagraph 3.2(a)(ii) of the Lease is
amended to state, in its entirety, as follows:

                  "(ii)    Landlord may bill to Tenant, on a periodic basis not
                  more frequently than monthly, the amount of such expenses (or group of expenses) as paid or incurred by Landlord, and Tenant shall pay to Landlord the amount of such expenses by the last to occur of the following dates: (i) thirty (30) days following receipt by Tenant of the bill; or (ii) ten (10) days prior to the due date for payment by Landlord of the underlying invoice, and/or"

This thirty (30) days applies only to invoices and not to Base Monthly Rent or Additional Rent due the first of each month.

                  4.4 Permitted Use. Lines 2 through 7 of Paragraph 4.1 of the Lease (Permitted Use) are amended as follows:

                  "Tenant shall continuously and without interruption use the Leased Premises for such purpose for the entire Lease Term. Any discontinuance of such use for a period of sixty (60) consecutive calendar days shall be, at Landlord's election, a default by Tenant under the terms of this Lease. Landlord may elect upon request by Tenant to extend the period of any vacation of the Premises by Tenant, in Landlord's sole and absolute discretion, and in such event may require Tenant to provide reasonable security for the Premises."

                  shall be replaced with the following:

                  "Tenant shall use the Leased Premises for such purpose for the entire Lease Term. If, during the term of the Lease, Tenant shall vacate the Premises for a period in excess of sixty (60) consecutive calendar days, Landlord may require Tenant to provide reasonable security for the Premises."

                  4.5 Compliance with Laws and Private Restrictions. Line 4 of Paragraph 4.7 of the Lease (Compliance with Laws and Private Restrictions) is amended as follows:

                  "all Laws and Private Restrictions respecting the use and occupancy of the Leased Premises,"

                  shall be replaced with the following:

                  "all Laws and Private Restrictions respecting Tenant's particular use of the Leased Premises (as opposed to use and occupancy of the Leased Premises in general),"

                  4.6 Hazardous Materials; Environmental Protection. Lines 1 through 5 of Paragraph 4.11(b) of the Lease (Hazardous Materials; Environmental Protection) are amended as follows:

                  "(b)     Notwithstanding anything to the contrary in this
                  Lease, Tenant, at its sole cost, shall comply with all Laws relating to the storage, use and disposal of Hazardous Materials; provided, however, that Tenant shall not be responsible for contamination of the Leased Premises by Hazardous Materials existing as of the date the Leased Premises are delivered to Tenant (whether before or after the Scheduled Delivery Date) unless caused by Tenant."

                  shall be replaced with the following:

                  "(b)     Notwithstanding anything to the contrary in this
                  Lease [as modified by this Assignment Agreement], Tenant, at its sole cost, shall comply with all Laws relating to the storage, use and disposal of Hazardous Materials; provided, however, that Tenant shall not be responsible for contamination of the Leased Premises by any Hazardous Materials existing in, on, or about, the Leased Premises, the Building, and/or the Property on the Closing Date [as defined in this Assignment Agreement]."

                  4.7 Ownership of Improvements. Schedule 6.2, as referenced in Paragraph 6.2 of the Lease (Ownership of Improvements) is amended to include all of the Personal Property [as defined in this Assignment Agreement].

                  4.8 Alterations Required by Law. Paragraph 6.3 of the Lease (Alterations Required by Law) is amended as follows:

                           4.8.1    Lines 2 and 3 of Paragraph 6.3 are amended
as follows:

                  "(i)     Tenant's use or occupancy of the Leased Premises, the
                  Building, the Outside Areas or the Property"

                  shall be replaced with the following:

                  "Tenant's particular use of the Leased Premises, the Building, the Outside Areas or the Property (as opposed to the general use or occupancy thereof)"

                           4.8.2    Lines 8 through 10 of Paragraph 6.3 are
amended as follows:

                  "including interest at a rate equal to the greater of (a) 12%, or"

                  shall be replaced with the following:

                  "including interest at a rate equal to the lesser of (a) the maximum rate that may be charged by a non-exempt lender for a loan or forbearance of money, or"

                  4.9 Article 7 of the Lease (Assignment and Subletting by Tenant) is amended as follows:

                           4.9.1    Paragraph 7.1(b) is amended to state, in its
entirety, as follows:

                  "(b)     in Landlord's reasonable judgment, the use of the
                  Premises by the proposed assignee or sublessee would be for a purpose other than that permitted under this Lease, would entail any alterations which would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord;"

                           4.9.2    A new Paragraph 7.9 shall be inserted as
follows:

                  "7.9     TRANSFER TO AFFILIATE. Notwithstanding anything to
                  the contrary in this Lease [as amended by this Assignment

                  Agreement]: (i) Tenant shall not be obligated to pay to Landlord any assignment consideration, excess rentals, or other consideration received by Tenant; (ii) Landlord shall have no right to recapture or retake possession of the Premises; (iii) no "option" or other right of Tenant hereunder shall terminate or otherwise be affected, and (iv) the consent of Landlord shall not be required, with respect to any proposed assignment or sublease of all or any portion of the Premises or this Lease to: (i) any corporation, limited liability company, partnership, or other legal entity which, directly or indirectly, owns or controls Tenant, is owned or controlled by Tenant, or is under common ownership or control with Tenant; (ii) any successor of Tenant by purchase, merger, consolidation or reorganization; (iii) any investor or lender or pays money or other consideration to Tenant in exchange for such party's ownership interest in the company (whether or not such investment would otherwise constitute a change of control as defined herein); or (iv) any vendor or contractor of Tenant for the purpose of completing work required by Tenant in the conduct and operation of Tenant's business (hereinafter, collectively, referred to as "Permitted Transfers"), provided:
                  (a) Tenant is not in default under this Lease beyond applicable cure periods; (b) if such proposed transferee is a successor to Tenant by purchase, merger, consolidation or reorganization, the continuing or surviving entity shall own all or substantially all of the assets of Tenant and shall have a net worth which is at least equal to the greater of Tenant's net worth at the date of this Lease or Tenant's net worth at the date of the Transfer; (c) such proposed transferee operates the business in the Premises for the use described in this Lease and no other purpose; and (d) in no event shall any Transfer release or relieve Tenant from any of its obligations under this Lease. Tenant shall give Landlord written notice of any such Permitted Transfer."

         5. Assignment of Lease and Premises. Subject to satisfaction of the Conditions Precedent, effective as of the Closing Date, Assignor hereby assigns to Assignee all of Assignor's right, title and interest, in and to the Lease and the Premises, including, without limitation, the Assignor's right to the quiet use and enjoyment of the Premises; and Assignee accepts such assignment.

         6. Assumption of Lease. In connection with the foregoing assignment, subject to satisfaction of the Conditions Precedent, effective on the Closing Date, Assignee hereby assumes and agrees to perform, all of the duties, debts, and obligations of Assignor arising under the Lease after the Closing Date, including, without limitation, the following: (i) all obligations to pay Rent, and (ii) all non-monetary obligations; and (iii) all restrictions upon the use of the Premises.

         7. Indemnification. In connection with the foregoing assignment and assumption, subject to satisfaction of the Conditions Precedent, effective on the Closing Date:

                  7.1 Assignor agrees to indemnify, defend, protect and hold Assignee harmless from and against all actions, claims, demands, costs, liabilities, losses, attorneys' fees, damages, penalties and expenses (collectively, "Claims") which may be brought or made against Assignee or which Assignee may pay or incur to the extent relating to any period prior to the Closing Date or any Hazardous Materials or radio active contamination existing at, on or under the Premises as of the Closing Date which was caused by Assignor or its agents or contractors (other than Claims relating to any use or occupancy of the Premises by Assignee prior to the Closing Date); and

                  7.2 Assignee agrees to indemnify, defend, protect and hold Assignee harmless from and against all Claims which may be brought or made against Assignor or which Assignor may pay or incur to the extent relating to any period on or after the Closing Date.

         8. Security Deposit. On the Closing Date, Landlord shall return the original letter of credit issued as the Security Deposit under the Lease (the "Old Security Deposit"). On the Closing Date, Assignee shall pay to Landlord a Security Deposit in connection with the Lease in the amount of $175,000 (the "New Security Deposit").

         9. Representation of Assignor. Assignor represents and warrants to Assignee and Landlord that Assignor has not previously assigned any interest in the Lease or the Premises and that, on the Closing Date, neither Assignor nor, to Assignor knowledge, Landlord, will be in default of any obligation arising under the Lease.

         10. Representation of Landlord. Landlord represents and warrants to Assignor and Assignee that, on the Closing Date, neither Assignor nor Landlord will be in default of any obligation arising under the Lease.

         11. Condition At Closing Date. Assignee will make its own determination of the condition of the Premises and its systems. Accordingly, Assignor makes no warranty as to the condition of the Premises, , including, without limitation, roof, and roof membrane, H.V.A.C., plumbing, and electrical systems. Assignee is taking the Premises "as is" without representation or warranty of any kind from Assignor, but subject to the condition precedent that Assignee, having conducted its own investigation, be satisfied with the building systems of the Premises on the Closing Date be in good operating condition and repair..

         12. Novation and Substitution of Parties. Effective on the Closing Date, and subject to satisfaction of the Conditions Precedent, Assignor and Landlord agree to substitute Assignee in the place and stead of Assignor with respect to the rights and obligations of Assignor pertaining to the Premises and the Lease. The parties acknowledge and agree that this is a complete assignment of Assignor's rights and obligations under the Lease with respect to the Premises and not merely a sublease thereof, and that, effective as of the Closing Date, Assignor shall have no remaining right, duty, obligation, or interest in the Premises or in the Lease.

         13. Acceptance of Substitution. Effective as of the Closing Date, and subject to satisfaction of the Conditions Precedent, Assignee assumes, promises, and agrees to perform all of the duties and obligations of Assignor under the Lease after the Closing Date of this Assignment Agreement.

         14. Finality of Substitution. The substitution made by this Assignment shall be final, except as otherwise provided by law.

         15. Early Access. From and after the Reference Date herein, Assignee shall have access to the Premises in order to plan its move into the Premises, so long as it does not interfere with the Site Closure work, but shall not be entitled to commence any construction or assume possession of the Premises until the Closing Date.

         16. Possession of the Premises. Assignor shall use its commercially reasonable efforts to obtain the Site Closure as expeditiously as possible. Possession of the Leased Premises shall be delivered to Assignee on the Closing Date, subject to all terms and conditions of the Lease, as amended by this Assignment Agreement.

         17. Consent of Landlord and Release of Assignor. Subject to satisfaction of the Conditions Precedent, effective as of the Closing Date:

                  17.1 Landlord hereby consents to the herein described assignment, and to the assumption by Assignee of all of Assignor's rights and obligations under the Lease, and Landlord does hereby release and discharge Assignor from any and all duties and obligations under the Lease;

                  17.2 Landlord hereby agrees to look solely to Assignee for all claims and obligations which may arise after the Closing Date in connection with the Premises; and

                  17.3 Landlord and Assignor, both for an on behalf of their respective hereby releases and discharges the other, and its respective employees, officers, directors, agents, predecessors, successors, parents, subsidiaries, affiliates, and all others from any and all claims and demands of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, for any damages or other remedy whatsoever, arising out of or in any way related to the Lease. Each such party acknowledges and agrees that the release it gives to the other party upon executing this Agreement applies to all claims for injuries, damages, or losses to his own person and property, real or personal (whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, patent or latent) which it may have against the other party. Each party waives application of California Civil Code Section 1542.

         Each such party certifies that it has read the following provisions of California Civil Code Sections 1542:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         and indicates that fact by signing here:

                                                        /s/ EB [initials].
                                                        -------
                                                        ______ [initials]

         18. Gregg Domanico of BT Commercial (Assignor's Broker) has represented Assignor in connection with the negotiation of this Assignment Agreement. Roger Fields and David Hiebert of Cornish & Carey Commercial (Assignee's Broker) has represented Assignee in connection with the negotiation of this Assignment Agreement. Larry Blickman of BT Commercial (Landlord's Broker) has represented Landlord in connection with the negotiation of this Assignment Agreement. Each Party represents and warrants to the other that such party has not dealt with any agent or broker in this transaction other than Assignor's Broker, Assignee's Broker or Landlord's Broker. Upon Closing, Assignor shall pay Assignee's Broker (Cornish & Carey Commercial) a leasing commission in the amount of thirty-six thousand eight hundred sixty two and 00/100 dollars ($36,862.00). Upon full execution of this Assignment Agreement, Landlord shall pay Assignee's Broker (Cornish & Carey Commercial) a leasing commission in an amount equal to thirty-nine thousand two hundred fifty-two and 15/100 Dollars ($39,252.15). Assignor shall pay a leasing commission to Assignor's Broker the amount of eighteen thousand four hundred thirty and 00/100 dollars ($18,430.00). Landlord shall pay a leasing commission to Landlord's Broker per separate agreement.

         Each party shall indemnify the other and hold the other harmless from any claim for commission, finder's fee, or advisory fee claimed by any party other than Assignor's Broker, Assignee's Broker, or Landlord's Broker arising out of the actions of such party in this transaction.

         19. If any legal action, including submission to arbitration by agreement of the parties or in compliance with statute, is instituted by any party hereto for damages or to interpret or enforce any of the terms or provisions of this Assignment Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees in addition to such other recoverable costs and damages as may be awarded.

         Executed to be effective as of the date first above written.

ASSIGNOR:                                    ASSIGNEE:

INTRABIOTICS PHARMACEUTICALS,                POLYFUEL, INC.,
INC., a Delaware corporation                 a Delaware Corp

    /s/ Eric Bjerkholt                           /s/ Daniel R. Saccani
----------------------------                 -------------------------
By: ________________________                 By: Daniel R. Saccani
Its: _______________________                 Its: CFO

LANDLORD:

S.STEPHEN NAKASHIMA

    /s/ S. Stephen Nakashima
----------------------------
By: ________________________
Its: _______________________

                                   EXHIBIT "A"
                                    THE LEASE

                                   EXHIBIT "B"
                              THE PERSONAL PROPERTY

                                   EXHIBIT "C
                                THE BILL OF SALE

         By this Bill of Sale dated ____________, 2002, pursuant to that certain Amendment and Assignment of Lease, Release, and Assumption Agreement with reference date of December 20, 2002 (the "Assignment Agreement"), in effect between and among INTRABIOTICS PHARMACEUTICALS, INC., a Delaware corporation ("Assignor"), POLYFUEL, INC., a __________________ ("Assignee"), and 1245 TERRA BELLA PARTNERS, LLC, a California limited liability company, concerning the lease of that certain real property, and the improvements thereon, commonly known as 1245 Terra Bella Avenue, Mountain View, California (the "Premises"), Assignor does hereby absolutely and unconditionally assign, convey, transfer, set over, and deliver to Assignee all right, title and interest in the furniture, furnishings, equipment, and other personal property owned by Assignor and currently situated, in, on, or about the Premises described in Schedule "1" attached hereto and incorporated herein by reference (collectively referred to herein as the (Personal Property").

         In connection with the foregoing, Assignor represents and warrants for the benefit of Assignee that Assignor owns the Personal Property free and clear of all liens and encumbrances of any nature and has the right to transfer good and marketable title to said Personal Property without obtaining the consent of any other party. This Bill of Sale is shall be binding upon and inure to the benefit of all successors and assigns of both Assignor and Assignee.

         ASSIGNOR IS SELLING THE PERSONAL PROPERTY ON AN "AS IS, WHERE IS" BASIS AND, EXCEPT AS SET FORTH IN THE PRIOR PARAGRAPH, ASSIGNOR DISCLAIMS ALL WARRANTIES, REPRESENTATIONS AND GUARANTIES OF ANY NATURE WHETHER EXPRESS OR IMPLIED. ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY AS TO CONDITION OF THE PERSONAL PROPERTY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER

                                            ASSIGNOR:

                                            INTRABIOTICS PHARMACEUTICALS, INC.,
                                            a Delaware corporation

                                                /s/ Eric Bjerkholt
                                            ---------------------------------
                                            By: _____________________________
                                            Its: ____________________________

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                                  SCHEDULE "1"
                        ITEMIZATION OF PERSONAL PROPERTY

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                                   EXHIBIT "D"
                                     WARRANT

                                                                      NO. CW - 5

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                        WARRANT TO PURCHASE 50,000 SHARES
                               OF COMMON STOCK OF
                       INTRABIOTICS PHARMACEUTICALS, INC.
                         (VOID AFTER DECEMBER 31, 2007)

         This certifies that J.D. MOLEX LLC, a California limited liability company, or its permitted assigns (the "Holder"), for value received, is entitled to purchase from INTRABIOTICS PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), having a place of business at 1245 Terra Bella Avenue, Mountain View, California 94043, a maximum of Fifty Thousand (50,000) fully paid and nonassessable shares of the Company's Common Stock ("Common Stock") of the same class that currently is traded on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") National Market for cash at a price equal to $0.29 per share (the "Stock Purchase Price") at any time or from time to time up to and including 5:00 p.m. (Pacific time) on December 31, 2007 (the "Expiration Date") upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly filled in and signed and upon payment in cash or wire transfer of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.

         This Warrant is subject to the following terms and conditions:

         1.       EXERCISE; ISSUANCE OF CERTIFICATES; PAYMENT FOR SHARES.

         1.1 GENERAL. This Warrant is exercisable at the option of the Holder of record hereof, at any time or from time to time, up to the Expiration Date for all or any part of the shares of Common Stock (but not for a fraction of a share) which may be purchased hereunder. The Company agrees that the shares of Common Stock purchased under this Warrant shall be and are

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deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Form of Subscription delivered and payment made for such shares. Certificates for the shares of Common Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company's expense within a reasonable time after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by the Holder hereof and shall be registered in the name of such Holder or in the name of Holder's affiliate and/or subsidiary as may be requested by the Holder.

         1.2 NET ISSUE EXERCISE. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of the Company's Common Stock is greater than the Stock Purchase Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Form of Subscription with notice of such election in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

                  X = Y (A-B)
                      -------
                         A

         Where X = the number of shares of Common Stock to be issued to the Holder

                           Y =      the number of shares of Common Stock
                           purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

                           A =      the fair market value of one share of the
                           Company's Common Stock (at the date of such calculation)

                           B =      Stock Purchase Price (as adjusted to the
                           date of such calculation)

         For purposes of the above calculation, if the Common Stock is traded on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, then the fair market value of one share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or, if not reported in The Wall Street Journal, then such other source as the Company's Board of Directors reasonably deems reliable. In the absence of such markets for Common Stock, the fair market

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

value of one share of Common Stock shall be determined by the Company's Board of Directors and the Holder in good faith.

         2. SHARES TO BE FULLY PAID; RESERVATION OF SHARES. The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that, during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange upon which the Common Stock may be listed; provided, however, that the Company shall not be required to effect a registration under federal or state securities laws solely because of such exercise. The Company will not take any action which would result in any adjustment of the Stock Purchase Price (as set forth in Section 3 hereof) if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation.

         3. ADJUSTMENT OF STOCK PURCHASE PRICE AND NUMBER OF SHARES. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

         3.1 SUBDIVISION OR COMBINATION OF STOCK. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

         3.2 DIVIDENDS IN COMMON STOCK, OTHER STOCK, PROPERTY, RECLASSIFICATION. If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

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         (a) Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

         (b) any cash paid or payable otherwise than as a cash dividend, or

         (c) Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 3.1 above), then and in each such case, the Holder hereof shall,
upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had he been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

         3.3 REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (an "Organic Change"), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

         3.4 CERTAIN EVENTS. If any change in the outstanding Common Stock of the Company or any other event occurs as to which the other provisions of this
Section 3 are not strictly

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

applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Stock Purchase Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as such Holder would have owned had the Warrant been exercised prior to the event and had such Holder continued to hold such shares until after the event requiring adjustment.

         3.5 NOTICES OF CHANGE.

         (a) Immediately upon any adjustment in the number or class of shares subject to this Warrant and of the Stock Purchase Price, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

         (b) The Company shall give written notice to the Holder at least 10 calendar days prior to the date on which the Company closes its books or takes a record for determining rights to receive any dividends or distributions or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right.

         (c) The Company shall give written notice to the Holder at least 10 calendar days prior to the date on which an Organic Change shall take place, including in such notice the date as of which the Organic Change is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such Organic Change.

         (d) The Company shall initiate the delivery of written notice to the Holder of any voluntary or involuntary dissolution, liquidation or winding-up of the Company (the "Dissolution") on the date such Dissolution is publicly announced, including in such notice the date as of which the Dissolution is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any.

         4. LISTING. The Company shall file any forms and do any acts as shall be required from time to time to secure the listing or quotation of the Common Stock issuable upon exercise of the Warrant with each national securities exchange or automated quotation system, if any, upon which shares of such securities are then listed or traded and shall maintain, so long as any other shares of such securities shall be so listed or traded, such listing or quotation of all securities issued or issuable upon the exercise of this Warrant.

         5. ISSUE TAX. The issuance of certificates for shares of Common Stock upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

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

         6. CLOSING OF BOOKS. The Company will at no time close its transfer books against the transfer of any warrant or of any shares of Common Stock issued or issuable upon the exercise of any warrant in any manner which interferes with the timely exercise of this Warrant.

         7. NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

         8. REPRESENTATIONS OF HOLDER. Holder represents that it has all necessary power and authority to execute and deliver this Warrant. Holder further represents that it understands that neither this Warrant nor the shares of Common Stock issuable upon the exercise thereof have been registered under the Act, and are being offered pursuant to an exemption form registration contained in the Act based in part upon Holder's representations contained in this Section 8. Holder represents that by reason of its own, or of its management's, knowledge and experience in financial and business matters, Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests in connection with the issuance of this Warrant and the shares of Common Stock issuable upon the exercise thereof, and is able to bear risk, including a complete loss, of the investment. Holder represents that it is an "accredited investor" within the meaning set forth in Regulation D under the Act. Holder represents that it is acquiring such securities for its own account for investment only, and not with a view towards their distribution.

         9. WARRANTS TRANSFERABLE. This Warrant is not transferable except to an affiliate of Holder; provided that Holder provides prior written notice of such transfer to the Company, such transferee agrees to be bound by the obligations hereunder, and the Company may treat such transferee as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant.

         10. RIGHTS AND OBLIGATIONS SURVIVE EXERCISE OF WARRANT. The rights and obligations of the Company, of the Holder of this Warrant and of the holder of shares of Common Stock issued upon exercise of this Warrant, shall survive the exercise of this Warrant.

         11. MODIFICATION AND WAIVER. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

         12. NOTICES. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be in writing, shall refer specifically to this Warrant and shall be personally delivered or shall be sent by certified mail or internationally recognized overnight courier, postage prepaid, to Holder at its address as shown

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on the signature page hereto or to the Company at the address indicated therefor in the first paragraph of this Warrant or such other address as either may from time to time provide to the other in writing. Any delivery, notice, request or other document given in conformity with this Section 12 shall be deemed to be effective when received by the addressee.

         13. BINDING EFFECT ON SUCCESSORS. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder hereof.

         14. DESCRIPTIVE HEADINGS AND GOVERNING LAW. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

         15. LOST WARRANTS. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

         16. FRACTIONAL SHARES. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

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         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this ___ day of December, 2002.

                                            INTRABIOTICS PHARMACEUTICALS, INC.

                                            By: /s/ Eric Bjerkholt
                                                -------------------------------
                                                Eric H. Bjerkholt
                                                Sr. Vice President and CFO

HOLDER:

J.D. MOLEX LLC

By: /s/ J.D. Molex LLC
    ------------------

Address: 1484 Saratoga Ave., Saratoga, CA 95070

                                SUBSCRIPTION FORM

                                      Date: _________________, 200_

IntraBiotics Pharmaceuticals, Inc.
1245 Terra Bella Avenue
Mountain View, CA  94043
Attn: Chief Financial Officer

Ladies and Gentlemen:

[ ] The undersigned hereby elects to exercise the warrant issued to it by IntraBiotics Pharmaceuticals, Inc. (the "Company") and dated December 31, 2002 Warrant No. CW-5 (the "Warrant") and to purchase thereunder __________________________________ shares of the Common Stock of the
         Company (the "Shares") at a purchase price of $____ per Share or an aggregate purchase price of ________________ Dollars ($__________) (the "Purchase Price").

[ ] The undersigned hereby elects to convert ______________________ percent (___%) of the value of the Warrant pursuant to the provisions of
         Section 1.2 of the Warrant.

         Pursuant to the terms of the Warrant the undersigned has delivered the Purchase Price herewith in full in cash or wire transfer.

                                   Very truly yours,

                                   _____________________________________________
                                           Print Entity Name, if applicable

                                   By: _________________________________________

                                   Print Name: _________________________________

                                   Title: ______________________________________